Exhibit 3.3

CERTIFICATE OF FORMATION

OF

CVR REFINING, LLC

This Certificate of Formation, dated September 17, 2012, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company under the Act.

FIRST:  The name of the limited liability company formed hereby is CVR Refining, LLC.

SECOND:  The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware  19808.

THIRD:  The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware  19808.

FOURTH:  This Certificate of Formation shall be effective on the date of filing.

EXECUTED, as of the dated written first above.

/s/ Christian Mathiesen
Christian Mathiesen
Authorized Person